Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

GENOMIC SOLUTIONS ACQUISITIONS LIMITED,

BIOROBOTICS LIMITED, BIOROBOTICS GROUP LIMITED

AND MATRIX TECHNOLOGIES CORPORATION

September 19, 2003

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is made and entered into as of September 19, 2003, by and between Genomic Solutions Acquisitions Limited (Company No. 3456740), a corporation formed under the laws of England and Wales (“Purchaser”), BioRobotics Limited (Company No. 2708542), a corporation formed under the laws of England and Wales (“BL”), BioRobotics Group Limited (Company No.  3880007), a corporation formed under the laws of England and Wales (“BGL”; BL and BGL, together, “Seller”), and Matrix Technologies Corporation, a Delaware corporation and affiliate of Seller (“Matrix”).  For the purposes of this Agreement, Purchaser, Seller and Matrix are referred to sometimes collectively as the “Parties” and individually as a “Party.”

RECITALS:

A.            Seller is engaged in the business of manufacturing and selling robotic micro array production and scanning equipment and colony-picking equipment that aid drug discovery, drug development, and basic research (the “Business”).

B.            Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, substantially all of Seller’s assets used in connection with the Business and the Business itself on a going concern basis, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the foregoing Recitals, the mutual covenants and undertakings set forth below and other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties hereby agree as follows:

1.             CERTAIN DEFINITIONS.  For purposes of this Agreement, the following capitalized terms shall have the following meanings:

1.1.          Affiliate means, with respect to any Person, any Person that directly or indirectly controls, is controlled by, or is under common control with, such Person.

1.2.          Assets means all of the assets and properties used in connection with or related to the Business, whether tangible or intangible, wherever situated, owned by Seller in which Seller has any right, title or interest, other than the Excluded Assets, including, without limitation, the following:

(a)           All furniture, fixtures, other fixed assets, equipment, machinery, office and other equipment and vehicles used in connection with or related to the Business, as listed on the attached Schedule 1.2(a);

(b)           The goodwill and all other intangible assets associated with the Business;

(c)           Except for the Excluded Intellectual Property, all patents, patent applications, registered and unregistered designs, trademarks, trademark applications and registrations, trade names, trade name applications and registrations, service marks, service mark applications and registrations, logos, service names, copyrights, copyright applications and registrations, database rights and rights in databases, semiconductor topography rights, commercial and technical trade secrets, drawings, specifications, technology, computer and electronic data processing programs and software, inventions, processes, know-how, confidential information and other proprietary property rights and interests used in connection with the operation of or related to the Business, (collectively, “Intellectual Property”), as set forth on the attached Schedule 1.2(c);

(d)           All sales and business records, personnel records of Seller’s employees, credit records of Seller’s customers, customer lists, advertising and promotional materials and all other books and records of every kind and nature used in connection with or related to the Business as of immediately prior to the Closing Date (the “Records”), which Records specifically exclude all records relating to any Excluded Asset or any Excluded Liability;

(e)           The Purchase Orders and those certain written contracts and agreements, other than any leases for personal property, entered into by Seller in connection with the Business, that are set forth on the attached Schedule 1.2(e) (the “Assumed Contracts”); provided, however, that the “Assumed Contracts” do not include any oral contracts or any contracts or arrangements that are not specifically referenced on the attached Schedule 1.2(e);

(f)            All licenses and permits held by Seller in connection with the Business or the Assets as of immediately prior to the Closing Date and set forth on the attached Schedule 1.2(f) (collectively, the “Licenses”);

(g)           All inventories of or relating to the Business, regardless of nature or kind as of immediately prior to the Closing Date and as set forth on Schedule 4.17 (the “Inventory”);

(h)           All third party warranties and claims for warranties relating to the Business or the Assets, in place as of immediately prior to the Closing Date, including, without limitation, those set forth on the attached Schedule 1.2(h);

(i)            All receivables relating to the Purchase Orders; and

(j)            Prepaid trade show expenses, as set forth on Schedule 1.2(j).

1.3.          Assumed Liabilities means (i) the obligations first arising from and after the Closing Date under the Assumed Contracts or in relation to the Intellectual

Property or the Licenses; (ii) all obligations arising out of or in connection with any Employees’ employment, including, without limitation, all obligations of a transferee arising under Regulation 10 of TUPE, and all obligations of a transferee arising under Section 188 of TULCRA; and (iii) all service obligations arising from and after the Closing Date for the Installed Base.

1.4.          Attendant Documents means the documents, instruments, and agreements required to be executed or delivered by any Party in connection with the transactions contemplated by this Agreement, including, without limitation, the Escrow Agreement, the Co-Existence Agreement, the License Agreement, and the assignments of Intellectual Property.

1.5.          BG Employee means any Employee transferring to Purchaser as of the Closing that Purchaser will dismiss or give notice to dismiss by reason of redundancy within the sixty (60) days following the Closing Date; provided, however, that the aggregate number of BG Employees shall not exceed the number of Employees employed by Seller immediately prior to the Closing Date minus 14.

1.6.          Business has the meaning set forth in the Recitals to this Agreement.

1.7.          Cash Payment means US$1,867,292.00, which equals the Purchase Price plus the Purchase Order Amount, less the Employee Amount, less the Warranty Amount, less the value of the Retained Inventory, and less the Escrow Amount.

1.8.          Closing means the consummation of the transfer of the Assumed Assets and the assumption of the Assumed Liabilities, as contemplated by this Agreement.

1.9.          Co-Existence Agreement means that certain Trademark Co-Existence Agreement dated the date hereof by and among Molecular BioProducts, Inc., BGL, and Purchaser , the form of which is attached hereto as Exhibit A.

1.10.        Closing Date means the date on which the Closing occurs.

1.11.        Employee Amount means $1,062,000.00, which equals the amount estimated to relate to payments that may be due and payable to the BG Employees as described in Section 6.2, plus payment (including National Insurance) for the holiday days that those fourteen Employees who are not BG Employees have accrued through the Closing date but have not taken plus reasonable attorney fees that are incurred by Purchaser in connection with the BG Employees in respect of notice and redundancy requirements, which attorney fees shall not exceed $10,000.00.

1.12.        Employee means any person listed in Schedule 4.10.

1.13.        Escrow Agent means U.S. Bank National Association, as escrow agent under the Escrow Agreement.

1.14.        Escrow Agreement means that certain escrow agreement dated the date hereof among the Escrow Agent, Seller, Purchaser, Matrix, and Genomic Solutions, Inc., a Delaware corporation, the form of which is attached hereto as Exhibit B.

1.15.        Escrow Amount means $250,000.

1.16.        Excluded Assets Any provision of this Agreement to the contrary notwithstanding, the following shall not be included in the Assets and shall be Excluded Assets under this Agreement:

(a)           The Excluded Intellectual Property;

(b)           All of Seller’s accounts receivable (which, to avoid confusion, does not include any receivable relating to any Purchase Order);

(c)           All of Seller’s prepaid expenses, other than those certain prepaid trade show expenses as set forth on Schedule 1.2(j);

(d)           All claims and rights concerning any litigation in which Seller is a claimant;

(e)           Any written or oral contracts or agreements other than the Assumed Contracts;

(f)            The minute books, stock books, corporate seals and other corporate records of Seller relating to its organization and existence; provided, however, that after execution of this Agreement, Seller shall, on request and upon reasonable notice, make such books, records and other materials and information available to Purchaser for inspection and copying at all times during normal business hours from time to time after the Closing;

(g)           All tax returns and records of Seller;

(h)           All pension plans of Seller in respect of the Employees;

(i)            All Real Property whatsoever; and

(j)            Any other items listed on the attached Schedule 1.16, including certain items of Inventory valued at $160,000 set forth on Schedule 1.16 (the “Retained Inventory”).

1.17.        Excluded Intellectual Property means the intellectual property of Seller set forth on Schedule 1.17.

1.18.        Excluded Liabilities means any and all debts, liabilities, or obligations of Seller, regardless of their type or nature, other than the Assumed Liabilities, including, without limitation:

(a)           Any environmental liability relating to any property owned or leased by Seller;

(b)           Any liability or obligation relating, in any way, to any action, suit, investigation or proceeding pending or threatened against Seller, or, prior to the Closing Date, against the Business or the Assets, at law or in equity, before any governmental department, commission, board, agency, court, tribunal or instrumentality;

(c)           Any liability for or related to any claim, loss or expenses including, without limitation, any liability arising out of or in connection with any ongoing claim against Seller made by or on behalf of any Employee or former employee of the Seller in relation to a dismissal arising prior to the Closing Date

(d)           All of Seller’s trade or other accounts payable;

(e)           All written or oral contracts or agreements other than the Assumed Contracts;

(f)            Any liability for or related to Seller’s obligations under its arrangements with distributors, including any liability arising as a result of Seller terminating such arrangement (subject to the commitments of Purchaser set forth in Section 6.18 of this Agreement);

(g)           Any liability for or related to, investment banking fees, including but not limited to fees associated with Seller’s engagement of H. Haig Brown & Co.;

(h)           Those specific liabilities or obligations of Seller as listed on the attached Schedule 1.18;

(i)            All debts, liabilities and obligations of Seller, other than those specifically set forth in Section 1.3 above; and

(j)            Except to the extent expressly included in the list of Assumed Liabilities, any obligation or liability of Seller arising out of or related to Seller’s operation of the Business prior to the Closing Date.

1.19.        Installed Base means the items of equipment sold prior to the Closing Date that are as set forth, to the Knowledge of Seller, on Schedule 1.19, some of which are subject to the Warranty Contracts.

1.20.        Intellectual Property has the meaning set forth in Section 1.2(c) above.

1.21.        Knowledge means, with respect to any matter in question, in the case of Seller, the actual knowledge of Colin Reynolds, Stuart Elmes, John Stowell, or Robert Anderson, after making due inquiry and consulting with those persons, including professional advisors, who have primary responsibility for matters which are the subject of the particular representation and warranty, and, in the case of Purchaser, the actual knowledge of Jeff Williams or David Byatt, after making due inquiry and consulting with those persons who have primary responsibility for matters which are the subject of the particular representation and warranty.

1.22.        License Agreement means the Microfluidic Patent License Agreement substantially in the form of Exhibit C between Seller and Purchaser.

1.23.        Licenses has the meaning set forth in Section 1.2(f).

1.24.        Liens means all title defects, judgments, objections, security interests, liens, charges, liabilities, mortgages, easements, restrictions, reservations, tenancies, agreements, or other obligations or encumbrances of any nature whatsoever.

1.25.        Permitted Liens has the meaning set forth in Section 4.6 below.

1.26.        Person means any individual, corporation, partnership (limited or general), limited liability partnership, limited liability company, trust, association or other organization or entity, as the context requires.

1.27.        Premises means land and buildings occupied by Seller at Spring Hall Farm, Barton Road, Haslingfield.

1.28.        Purchase Order Amount means the aggregate purchase price payable for all products covered by the Purchase Orders, as set forth on Schedule 1.29, which amount equals or exceeds US$190,000.

1.29.        Purchase Orders means the firm commitments of third parties to purchase products from the Seller as set forth on Schedule 1.29, in response to which Seller has not shipped any product or provided any invoice.

1.30.        Purchaser has the meaning set forth in the preamble to this Agreement.

1.31.        Purchase Price means $3,200,000.

1.32.        Purchaser Parties has the meaning set forth in Section 8.1 below.

1.33.        Real Property means all the land and premises owned (whether leasehold or freehold) or occupied by Seller.

1.34.        Related Expenses has the meaning set forth in Section 8.1(f) below.

1.35.        Seller has the meaning set forth in the preamble of this Agreement.

1.36.        Seller Parties has the meaning set forth in Section 8.2 below.

1.37.        Third Party Claim has the meaning set forth in Section 8.1 below.

1.38.        TULCRA means the Trade Union and Labour Relations (Consolidation ) Act 1992, as amended.

1.39.        TUPE means the Transfer of Undertakings (Protection of Employment) Regulations 1981, as amended.

1.40.        VAT means Value Added Tax and VATA means the Value Added Tax Act 1994 (as amended).

1.41.        Warranty Amount means $55,884.00, which is the amount, estimated in accordance with Schedule 1.41, by which the cost of satisfaction of the Assumed Liability that relates to the service obligations for the Installed Base arising from and after the Closing Date, exceeds $150,000.

1.42.        Warranty Contract means any of the service agreements or warranty commitments relating to equipment that is a portion of the Installed Base, each of which is an “Assumed Contract”, and each of which has been delivered to Purchaser or is substantially in the form attached as Exhibit 4.4 or referenced on Schedule 4.4.

2.             PURCHASE AND SALE OF ASSETS

2.1.          Purchase and Sale of the Assets.  Effective 12:01 a.m. Greenwich Mean Time (“GMT”) on the Closing Date, Seller, with full title guarantee, hereby transfers, sells, and assigns to Purchaser, and Purchaser hereby purchases and receives from Seller, on the terms and subject to the conditions set forth in this Agreement, all of the Assets, free and clear of all Liens, other than the Permitted Liens.  Seller does not hereby transfer any Excluded Asset.

2.2.          Liabilities Assumed.  In connection with its acquisition of the Assets, effective 12:01 a.m. GMT on the Closing Date, Seller hereby transfers and delegates to Purchaser and Purchaser hereby assumes the Assumed Liabilities.  Purchaser does not hereby assume any Excluded Liability.

3.             CONSIDERATION

3.1.          Payment for Assets.  For and in consideration of the Assets, at the Closing, Purchaser is hereby tendering and paying to Seller the Purchase Price plus the Purchase Order Amount, and less the following: (a) the Warranty Amount, (b) the Escrow Amount, and (c) the Employee Amount.  The Purchase Price, as so adjusted, will be paid to Seller at Closing in the manner set forth in Section 3.2 below.  It is the intent and understanding of the Purchaser and the Seller that no VAT is or shall be payable with regard to the transfers of the Assets and the Business effected by this Agreement, and that Seller need not collect VAT from Purchaser with regard to the transfers contemplated by this Agreement.

3.2.          Payment of Purchase Price.

(a)           At the Closing, Purchaser shall pay to Seller the Cash Payment, by wire transfer of immediately available funds, in accordance with the wire instructions provided by Seller and set forth on Schedule 3.2.

(b)           At the Closing, to secure Seller’s indemnification obligations under Sections 6.6 and Article 8 and to provide Purchaser recourse under Section 6.14, below for a period of nine (9) months following the Closing Date, Purchaser is delivering the Escrow Amount to the Escrow Agent, pursuant to the Escrow Agreement.  The Purchaser shall pay the Escrow Amount to the Escrow Agent at Closing by wire transfer of immediately available funds.  The Escrow Agent shall hold and disburse the Escrow Amount  in accordance with the terms of the Escrow Agreement.

3.3.          Allocation of Consideration.  Within sixty (60) days following the Closing, Purchaser and Seller shall agree in writing as to a reasonable allocation of the Purchase Price among the Assets, including any intangible assets transferred by Seller to Purchaser hereunder.

4.             WARRANTIES OF SELLER. To induce Purchaser to enter into and perform this Agreement, Seller hereby warrants the following to Purchaser:

4.1.          Good Standing and Authority.  Seller is a corporation organized and validly existing under the laws of the England and Wales.  Seller is qualified to do business in each jurisdiction in which Seller is required to be so qualified, except where the failure to be qualified would not have a material adverse effect on the Seller, the Business or the Assets.  Seller has the corporate power and authority to enter into this Agreement and to enter into or execute and deliver each Attendant Document, as and to the extent the Seller is a party thereto,  and to consummate the transactions contemplated in this Agreement and the Attendant Documents.  This Agreement and all of the Attendant Documents to which Seller is or will be a party, and the consummation of the transactions contemplated in this Agreement and the Attendant Documents, have been or will be, on or prior to the Closing Date, duly authorized and approved by all necessary and proper corporate action on the part of Seller.  This Agreement, and all of the Attendant Documents to which Seller is or will be a party, when executed and delivered, will constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

4.2.          Assets.  Except as set forth on the attached Schedule 4.2, all of the Assets are located at the Premises.  The attached Schedule 1.2(a) contains a true and complete list of all material furniture, fixtures, fixed assets, material equipment, machinery, tools, dies, jigs, patterns, molds, engineering and office equipment and vehicles that are part of the Assets as of immediately prior to the Closing Date.

4.3.          Intellectual Property.  Except for the Excluded Intellectual Property, the attached Schedule 1.2(c) contains a true and complete list of all Intellectual Property and all Intellectual Property for which application for registration has been filed that, in each instance, is owned by Seller or to which Seller has any rights and that is part of the Assets.  Schedule 4.3 lists all corporate and assumed names under which Seller has in the past conducted or is currently conducting the Business.  Except as set forth on the attached Schedule 4.3, Seller has the complete and unrestricted right to use and own with full title guarantee, has good and marketable title to and has the exclusive right to assign its entire right, title and interest in and to all of the Intellectual Property, and each item of the Intellectual Property is in full force and effect.  The items comprising the Intellectual Property are the only proprietary property, other than the Excluded Intellectual Property,  used in connection with the Business as presently conducted.  Except as set forth on the attached Schedule 4.3, to the Knowledge of Seller, there has been no challenge, infringement, misappropriation or misuse of any of the Intellectual Property related to the Business.  Except as set forth in the attached Schedule 4.3, there are no royalties, license fees or other sum payable by Seller for the use of any Intellectual Property and the Intellectual Property is held free of any security interest and is not held jointly or in common with any third party.  Except as disclosed in the attached Schedule 4.3, to the Knowledge of Seller, all rights in the Intellectual Property are in full force and effect, valid and enforceable and all renewal fees and steps required for their maintenance and protection have been paid and taken.  To the Knowledge of Seller, no act has been done or omission permitted whereby any of the Intellectual Property has ceased or might cease to be valid and enforceable and, to the Knowledge of Seller, no act has been done or omitted and no circumstance exists which may render any Intellectual Property which is the subject of registration or application for registration in any jurisdiction subject to revocation, cancellation, amendment, compulsory license or may prevent the grant or registration of a valid intellectual property right pursuant to such application.  Except as disclosed in the attached Schedule 4.3, Seller is under no liability to pay compensation pursuant to the provisions of Sections 40 and 41 of the Patents Act 1977 or otherwise.  Except as disclosed in the attached Schedule 4.3 in respect of all registered Intellectual Property (or applications therefor) all registration and renewal fees have been fully paid up to the Closing Date in respect of such registered Intellectual Property and applications for the same, all other requirements of the Patent or Trademark Office in all jurisdictions in which any Intellectual Property has been registered or to which applications for registration of Intellectual Property have been submitted as set forth on Schedule 4.3, have been complied with.  Except as set forth on the attached Schedule 4.3, to the Knowledge of Seller, there is no claim that the Intellectual Property has infringed or is infringing on any patent, trademark, trade name, copyright or other proprietary or intellectual property right of any third party or that Seller is illegally using the trade secrets or property rights of any third party.  Except as set forth on the attached Schedule 4.3, to the Knowledge of Seller, all know-how and trade secrets that are part of the Intellectual Property have been kept secure and confidential and not disclosed to any third party except under a written confidentiality agreement.  Except as disclosed on Schedule 4.3, to the Knowledge of Seller, no such confidential information or trade secret has been disclosed or disseminated without Seller’s authorization.

4.4.          Contracts.  Except as set forth on the attached Schedule 4.4, the Assumed Contracts are all of the contracts to which Seller is a party that are material to the conduct of the Business as of immediately prior to the Closing Date.  Except as set forth on the attached Schedule 4.4, all of the Assumed Contracts were entered into by Seller in the ordinary course of business and have been duly executed by Seller, and all rights granted by Seller in the Assumed Contracts have been duly and validly granted.  Except as set forth on the attached Schedule 4.4, Seller has complied in all material respects with the provisions of each Assumed Contract to which it is a party, is not in default under any such Assumed Contract and, to the Knowledge of Seller, no party to any such Assumed Contract has failed to comply in any material respect with, or is in default under, the provisions of such Assumed Contract.  Except as set forth on the attached Schedule 4.4, the Warranty Contracts listed on Schedule 1.2(e) are all of the outstanding service agreements or outstanding warranty arrangements that relate to the Installed Base and have substantially the terms and conditions set forth on Schedule 4.4.  In addition, the catalog description of service levels under service contracts as well as samples of such service contracts (each of which is qualified and informed by the catalog description) are attached hereto as Exhibit 4.4.  Schedule 1.2(e) accurately sets forth the expiration date of each Warranty Contract.  Each license for any software included as part of the Assets (as set forth on Schedule 1.2(a)) is hereby transferred to Purchaser and is fully transferable in all material respects to Purchaser without restriction and without the need to procure a consent to such transfer assuming the software is used in substantially the same manner after the Closing Date.  Except as set forth on the attached Schedule 4.4, no Assumed Contract is (or contains provisions which are) illegal or unenforceable or, to the Knowledge of Seller, potentially illegal or unenforceable for any reason or in contravention of the competition, restrictive trade practice, anti-trust or consumer law or legislation applicable to such Assumed Contract.  Except as set forth on the attached Schedule 4.4, all Assumed Contracts may be freely transferred to Purchaser and, to the Knowledge of Seller, no circumstance exists whereby any Assumed Contract may be terminated or which in any way constitutes a breach of the terms of any such Assumed Contract by Seller or the party to such Assumed Contract.

4.5.          Permits and Licenses.  The attached Schedule 1.2(f) lists all Licenses, true and complete copies of all of which have been delivered to Purchaser.  Except as set forth on the attached Schedule 1.2(f), all of the Licenses are in full force and effect and are assignable or transferable to Purchaser in connection with the consummation of the transactions contemplated in this Agreement.  Except as set forth on the attached Schedule 1.2(f), no action or proceeding looking to or contemplating the revocation or suspension of any such Licenses is pending or, to the Knowledge of Seller, threatened.

4.6.          Liens.  Except as set forth on the attached Schedule 4.6(a), Seller owns and has good, marketable and unencumbered title to, or an unencumbered interest in, each item comprising the Assets, free and clear of any and all Liens. Except for the Liens identified on the attached Schedule 4.6(b) (the “Permitted Liens”).  All of the Liens identified on the attached Schedule 4.6(a) shall be released at Closing.

4.7.          Good Condition.  Except as set forth on the attached Schedule 4.7, to the Knowledge of Seller, all of the Assets set forth on Schedule 1.2(a) are currently operating for their respective intended uses and need no major repairs.  Except as set forth in the attached Schedule 4.7 during the two years preceding the Closing Date no products sold or supplied by Seller have been the subject of a product recall or, to the Knowledge of Seller, have been the subject of any material defect, malfunction, error or complaint, and no such product has resulted in Seller receiving a claim for breach of contract or product liability.

4.8.          Litigation.  Except as set forth on the attached Schedule 4.8, there are no actions, suits, investigations or proceedings pending or, to the Knowledge of Seller, threatened against Seller, the Assets or the Business, at law or in equity, before any governmental department, commission, board, agency, court or instrumentality which affects, in any way, the Business or the Assets.  Except as set forth on the attached Schedule 4.8, Seller is not in default with respect to or in violation of any order, writ, injunction or decree of any court or other governmental department, commission, board, agency or instrumentality which relates, or the default with respect to which or the violation of which could materially affect, the Business or the Assets.

4.9.          Compliance with Applicable Laws and Regulations.  Except as set forth on the attached Schedule 4.9, to the Knowledge of Seller, Seller has complied in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements imposed by any governmental authority applicable to it in connection with the operation of the Business prior to the Closing Date or the ownership of the Assets prior to the Closing Date.

4.10.        Employees.  The attached Schedule 4.10 contains a complete and accurate list of all Seller’s current employees employed by the Seller in connection with the Business as of immediately prior to the Closing Date, including the name of each Employee, his or her contractual salary or hourly rate currently in effect, his or her date of birth, his or her date of commencement of continuous employment and the notice the Company is required to give to terminate each Employee’s contract of employment.  Except as set forth on the attached Schedule 4.10, all such Employees are actively at work, and no such Employee is currently on leave of absence, layoff, military leave, suspension, sick leave, workers’ compensation, salary continuance or short or long term disability or sick leave, maternity or parental leave or otherwise not actively performing his or her work during all normally scheduled business hours.  The bonus scheme for Employees is attached hereto as Exhibit 4.10.  No Employee shall be eligible to receive a bonus under the scheme or otherwise (each such bonus, an “Employee Bonus”) with regard to the fiscal year of BioRobotics ended September 30, 2003.  Stuart Elmes, Nabeel Affara, and Thomas Bligh shall also not be eligible to receive a bonus under such bonus scheme as the Board of Apogent Technologies Inc. (“Apogent”) approved for executives within the Apogent group of companies with regard to the fiscal year ended September 30, 2003.

4.11.        Financial Information.  Set forth on the attached Schedule 4.11 are:  (i) the unaudited balance sheet of the Seller as of June 30, 2003 (the “Most Recent Balance Sheet”) and the related statements of income and expenses, retained earnings and notes thereto, for the period then ended (collectively, the “Unaudited Financial Statements”); and (ii) the unaudited balance sheet of Seller as of September 30, 2002 and the related statements of income and expenses, retained earnings for the period then ended  (the “Prior Financial Statements”; the Prior Financial Statements together with the Unaudited Financial Statements, the “Financial Statements”).  Except as set forth on Schedule 4.11, all of the Financial Statements present a true and fair view of the financial condition of the Seller as of the dates and for the periods indicated. The Financial Statements and the attached Schedule 4.11 make substantially full and adequate provision for all obligations, liabilities or commitments, whether fixed or contingent, and doubtful accounts receivable of Seller.

4.12.        No Undisclosed Liabilities.  Except as and to the extent set forth on the Financial Statements attached as Schedule 4.11 as of the dates thereof, and except for current liabilities incurred by Seller in connection with the operation of or with respect to the Business in the ordinary course since the date of the Financial Statements and the Assumed Liabilities, to the Knowledge of Seller, Seller has no debts, liabilities or obligations of any nature or kind (whether absolute, accrued, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted) arising out of transactions entered into, at or prior to the Closing Date, or any action or inaction at or prior to the Closing or any state of facts existing at or prior to the Closing and which, to the Knowledge of Seller, could affect, in any way, the Business or the Assets.

4.13.        Tax Matters.  For the fiscal years ended from and after September 30, 2002, Seller has duly filed or will duly file when due all material tax returns and reports required to be filed by it, including, where applicable, all income, gross receipts, excise, import, property, franchise, ad valorem, license, sales, use, and withholding tax reports and returns.  Such returns and reports have been prepared in compliance with all applicable laws and regulations.  Seller has duly paid when due all taxes, duties, and charges due from or assessed against Seller for the period up to the Closing Date.

4.14.        Consents, Approvals and Authorizations.  Except as set forth on the attached Schedule 4.14, no consent, approval or authorization of, or designation, declaration or filing with, or notice to, any governmental authority, or any lenders, lessors, creditors, shareholders or others, is required on the part of Seller in connection with the valid execution and delivery of this Agreement and the

Attendant Documents or the consummation of the transactions contemplated in this Agreement and the Attendant Documents without breach or violation of any agreement, lease, indenture or other instrument, or any judgment, decree, order, award, law, rule or regulation applicable to or affecting Seller, the Business or the Assets, other than any consent, approval, authorization, designation, declaration, filing or notification which, if not obtained or made would not have a material adverse effect on the Business (assuming the Business is conducted from and after the Closing Date in substantially the same manner as it was conducted immediately prior to the Closing Date) or the Assets.  Prior to the Closing, Seller shall properly obtain, perform or give all of the consents, approvals, authorizations, designations, declarations, filings and notices set forth on the attached Schedule 4.14, and as of the Closing, Seller shall have given Purchaser’s counsel copies or adequate evidence of all such consents, approvals, authorizations, designations, declarations, filings and notices.

4.15.        Insurance.  Except as set forth on the attached Schedule 4.15, Seller has maintained and now maintains insurance with respect to the Assets it owns, covering property damage by fire or other casualty, and against such liabilities, claims and risks, including, without limitation, product liability in such amounts as is customary or appropriate in the industry.

4.16.        Recent Conduct of Business; Interim Operations.  Except as set forth on the attached Schedule 4.16, since June 30, 2003:

(a)           Seller has not issued, or agreed to issue, any additional shares of its capital stock or any options or other rights to acquire any shares of its capital stock;

(b)           except in accordance with consistent prior practice and in the ordinary course, Seller has not made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable or to become payable to any Employee, director or agent of Seller, or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay to any Employee, director or agent of Seller, except in the ordinary course of its business consistent with past practice;

(c)           Seller and its Affiliates have not:

(i)            entered into any agreement, contract or other document relating, directly or indirectly, to the Assets, except in the ordinary course of Seller’s business;

(ii)           sold or transferred or agreed to sell or transfer any Assets, other than Inventories in the ordinary course of business (except to the extent contemplated hereby);

(iii)          subjected any of the Assets to, or permitted any of the Assets to become subject to, any Lien other than in the ordinary course of business;

(iv)          authorized a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization of the Seller;

(v)           made any distribution of any Asset to any employee, shareholder, director or other Person, outside the ordinary course of business, or made any bonus, severance payment or dividend to any shareholder or employee outside the ordinary course of business; or

(vi)          entered into any agreement or commitment (other than this Agreement or any arrangement provided for or contemplated in this Agreement) to take any of the types of action described in subsections (i) through (v) of this Section 4.16(c).

4.17.        Condition of Inventory.  Except as disclosed on Schedule 4.17, the Inventory of the Business is, and the work-in-process of the Business, when completed, will be, merchantable, useable and saleable in the ordinary course of business. A true and complete list of the Inventory is set forth on Schedule 4.17 hereto, and no item of Inventory set forth on such schedule would or should be omitted from inventory as of the Closing Date for purposes of generally accepted accounting principles, consistently applied (“GAAP”).  Except as disclosed on Schedule 4.17, none of the equipment that is part of the Inventory as of immediately prior to the Closing Date requires retrofitting prior to sale so as to enable micro-array spotting in accordance with the claims and specifications for the equipment that is part of the Inventory.

4.18.        Non-Violative Agreement.  Neither the execution and delivery of this Agreement or the Attendant Documents to which Seller is a party nor the consummation of the transactions contemplated in this Agreement or the Attendant Documents will conflict with, result in the breach or violation of or constitute a default under the terms, conditions or provisions of Seller’s organizational documents, or any other agreement or instrument to Seller is a party, or by which Seller may be bound or to which Seller may be subject.

4.19.        Disclosure.  No warranty by Seller contained in this Agreement and no statement contained in any of the Attendant Documents contains any untrue statement of a material fact, or omits to state a material fact, necessary in order to make any of the statements not misleading.

4.20.        Brokerage or Finder’s Fee.  Except for the fee payable to H. Haig Brown & Co. (“Haig Brown”), no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with Seller or its affiliates or any action taken by Seller or its Affiliates.

4.21.        Business as a Going Concern.  Seller is hereby transferring the Assets to Purchaser with the intent to transfer to Purchaser the Business of Seller, as the same existed immediately prior to the Closing Date, as a going concern.

5.             WARRANTIES OF PURCHASER.  To induce Seller to enter into and perform under this Agreement, Purchaser hereby warrants to Seller:

5.1.          Good Standing and Authority.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of England and Wales.  Purchaser has the corporate power and authority to enter into this Agreement and the Attendant Documents to which it is a party and to consummate the transactions contemplated in this Agreement and such Attendant Documents.  This Agreement and all of the Attendant Documents to which Purchaser is a party, and the consummation of the transactions contemplated in this Agreement, have been or will be, on or prior to the Closing Date, duly authorized and approved by all necessary and proper corporate action on the part of Purchaser.  This Agreement, and all of the Attendant Documents to which Purchaser is a party, as the case may be, when executed and delivered, will constitute legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms.

5.2.          Non-Violative Agreement.  Neither the execution and delivery of this Agreement and the Attendant Documents to which Purchaser is a party nor the consummation of the transactions contemplated in this Agreement will conflict with, result in the breach or violation of or constitute a default under the terms, conditions or provisions of either Purchaser’s organizational documents or any other agreement or instrument to which Purchaser is a party, or by which Purchaser is bound or to which it is subject.

5.3.          Brokerage or Finder’s Fee.  No broker, finder, agent or similar intermediary has acted for or on behalf of Purchaser in connection with this Agreement or the transactions contemplated hereby and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with Purchaser or any action taken by Purchaser.

5.4           Conduct of the Business.  From and after the Closing Date, the Purchaser shall use its commercially reasonable endeavors to use and employ the Assets to conduct the Business as a going concern.

6.             ADDITIONAL AGREEMENTS AND COVENANTS; SURVIVAL.

6.1.          Use of Seller’s Name.  In partial consideration of the Purchase Price, at Closing, the Seller is transferring to Purchaser and Purchaser is receiving, the right to use the name and trademark “BioRobotics,” subject to the terms and provisions of the Co-Existence Agreement, which Purchaser is executing and delivering at Closing as an express condition of such transfer of right.

6.2.          Employees.  From and after the Closing Date, the Purchaser shall: (a) perform and observe all the employer’s obligations, whether under the contract of employment or otherwise, arising out of or in connection with any Employees’ employment including, without limitation, payment for wages or salaries, accrued holiday pay, sick pay, maternity pay, liability to tax, accrued bonuses or commissions and other periodic payment for any period after the Closing Date; and (b) perform and observe all the transferee’s obligations arising under Regulation 10 of TUPE, including but not limited to providing the Seller with such information as it requests prior to the Closing Date in order to allow it to perform its own obligations under Regulation 10(2) and Regulation 10(3) and its obligations arising under section 188 of TULCRA.  Prior to the last day of the ninth month after the Closing Date, Purchaser shall provide Seller with a written accounting of all payments as required by law or contract, whether actual or implied by law, to be made by or for Purchaser to or in respect of any BG Employee from and after the Closing Date in the nature of notice pay or payments in lieu of notice, statutory or contractual redundancy payments, payments for accrued but untaken holiday pay, and payment of wages or salary and benefits for a period of no longer than thirty (30) days, payment of applicable income tax for such BG Employee, and payment of National Insurance on account of such BG Employee, and a written accounting of the amount equivalent to the holiday pay for the holiday days (including National Insurance) of those fourteen (14) Employees that are not BG Employees which each such Employee has not taken, but to which such Employee is entitled, as of the Closing Date.  To the extent the aggregate of all such payments plus up to $10,000 in legal fees and costs are less than the Employee Amount, Purchaser shall deliver to Seller along with such report payment of such difference in immediately available funds.  Purchaser warrants that such report shall be true, correct, and complete in all respects when delivered to Seller; and Seller, at Seller’s expense, shall have the right to verify in a commercially reasonable manner that the report is true, complete, and correct upon delivery hereunder by Purchaser.  Purchaser further warrants that Purchaser shall not seek credit against the Employee Amount for any amount paid to a BG Employee in excess of the amount required by law or by contract, whether actual or implied by law, to be paid to the BG Employee or, with respect to National Insurance, on the BG Employee’s behalf.

6.3.          Transfer of Possession of Assets.  Title to all Assets is transferring to Purchaser at Closing.  Purchaser shall use its commercially reasonable endeavors to assume full possession of the Assets located at the Premises and to remove all Assets from the Premises as soon as possible after the Closing Date; provided, however, that Purchaser shall only be permitted to store such Assets, including Inventory stored at the Premises prior to the Closing Date, at the Premises for a period not to exceed ninety (90) days after the Closing (the “Transfer Period”).  Further, Purchaser shall only be permitted to store Assets that are Inventory and that are located other than at the Premises at their respective locations for sixty (60) days after the Closing Date.  During the Transfer Period each of Purchaser and Seller shall use its commercially reasonable endeavors to effect the prompt transfer of possession of the Assets to Purchaser during regular business hours (unless otherwise agreed) and without undue interruption of or burden upon either party.  Purchaser shall reimburse Seller for any out-of-pocket costs incurred by Seller in connection with the transfer of possession of the Assets to the Purchaser during the Transfer Period as and to the extent Purchaser has consented to such out-of-pocket costs (which consent shall not be unreasonably withheld or delayed), it being agreed that Purchaser’s denial of consent shall entitle the Seller not to perform any act that cannot be performed without the incursion of such unapproved out of pocket cost.  Seller shall have no responsibility for and shall be privileged to dispose of any Asset remaining on the Premises after the last day of the Transfer Period provided that Seller delivers prior written notice to Purchaser of its intent to dispose of any Asset and affords Purchaser fifteen (15) days to remove such Asset.  During the Transfer Period, Seller shall maintain property insurance and casualty insurance with regard to the Premises and shall cause Purchaser to be listed as an additional named insured (or similar status recognized in England and Wales) with regard to the Transfer Period.  During the Transfer Period, Seller shall not permit or suffer to exist any Lien on, damage to, or destruction of, the Assets in Seller’s possession that, in each instance, arises through the acts or failures to act of Seller or any Seller Affiliate.  In addition, during the Transfer Period, Seller shall not:  (i) liquidate its remaining business or otherwise wind-up its business affairs; (ii) vacate the Premises; (iii) terminate its lease on the Premises, or (iv) discontinue utility service to the Premises, without first delivering prior written notice to the Purchaser at least fifteen (15) days prior to the commencement of any of the events listed in items (i) through (iv) of this Section 6.3.

6.4.          Seller’s TUPE Obligations. Seller agrees to comply with its statutory obligations regarding information and consultation under Regulation 10 of TUPE, save to the extent that Seller is unable to do so due to a failure on the part of the Purchaser to comply with its obligations under TUPE.

6.5.          ETO.  Purchaser acknowledges that no later than sixty (60) days after the Closing Date, Purchaser will dismiss or give notice to dismiss the BG Employees by reason of redundancy. Purchaser reasonably believes that such dismissals will not be automatically unfair under Regulation 8(1) TUPE and will be justifiable as fair because they will be attributable to an Economic Technical or Organizational (“ETO”) reasons, entailing a change in the workforce. Purchaser will use its commercially reasonable efforts to establish the ETO reason and to ensure that any dismissals of Employees for ETO reasons are carried out using a fair procedure in accordance with applicable law.

6.6.          Seller’s Liability for Failure to Establish an ETO.  Purchaser agrees that in the event that any BG Employee brings any claims that he/she has been automatically unfairly dismissed under Regulation 8(1) TUPE as a result of any transaction contemplated in connection with this Agreement, the Purchaser shall use its commercially reasonable efforts to defend such claim on the grounds that such dismissal was carried out for a fair ETO reason entailing a change in the workforce.  If the Purchaser uses its commercially reasonable efforts to establish the ETO reason and to mitigate any loss with respect to any such BG Employee claim, but fails, based upon a final determination of such claim, to establish that such the dismissal was fair for an ETO reason involving a change in the workforce, then Seller and Matrix, jointly and severally, shall indemnify Purchaser from and against the established liability (the “Established Liability”) with respect to such BG Employee claim and all reasonable costs, expenses, damages, liabilities, and losses arising with respect to such Established Liability, upon written demand from Purchaser provided to Seller and Matrix.  However, the total liability under this Section 6.6 of Seller and Matrix in respect of all such Established Liabilities and related losses shall not exceed US$250,000.  Neither Seller nor Matrix shall have any liability under this Section 6.6 with respect to any claim that is not formally lodged with an employment tribunal or English Court prior to the date that is nine months after the Closing Date.  Neither Seller nor Matrix shall have any liability under this Section 6.6 with respect to any Employee that is not a BG Employee, or for Established Liabilities and related losses and damages for a number of Employees that, in the aggregate, exceeds the number of BG Employees.

6.7.          Standard for Establishing Liability for an Unfair Dismissal Claim.  A liability shall only become an “Established Liability” if an Employee successfully claims, by a decision of an Employment Tribunal having jurisdiction or by an order duly issued of an English Court, that such Employee has been automatically unfairly dismissed and if the Purchaser has failed to establish that the  dismissal was fair due to an ETO reason.

6.8.          Automatically Unfair Dismissal.  For the purpose of Sections 6.6 and 6.7 above, an “automatically unfair dismissal” means a dismissal under Regulation 8(1) of TUPE. The Purchaser’s right to cause the Escrow Agent to pay monies from the Escrow Amount to Purchaser under Section 6.6 is limited to deductions in respect of successful claims (by a decision of an Employment Tribunal or an Order of the English Court) by not more than that number of Employees that does not exceed the number of BG Employees, and does not extend to situations where the dismissal is otherwise unfair; nor, in any circumstances is the Purchaser able to deduct monies from the Escrow Amount which are attributable to any such Employee’s pay in lieu of notice or a basic award/statutory redundancy payment entitlement calculated in accordance with section 119 of the Employment Rights Act 1996, (whether awarded as part of Established Liability, or otherwise), it being acknowledged that such amounts are included in the Employee Amount.  For the avoidance of doubt, the deduction referred to in Section 6.6 is limited to claims for automatically unfair dismissal only and does not extend to any other claims including sex, race, or disability discrimination.

6.9.          Covenant Not to Compete.  Seller and certain of the affiliates of Seller are entering into covenants not to compete for a period of one (1) year following the Closing (the “Covenants”) in the form attached hereto as Exhibit D.

6.10.        Advice of Change.  Seller will promptly advise Purchaser in writing, upon obtaining Knowledge, of: any event which occurred on or prior to the date of execution of this Agreement that is not disclosed herein and any event which occurs after the date of this Agreement, in each case that would, under this Agreement or any Exhibit or Schedule delivered pursuant hereto, have been required to be disclosed on the date of execution of this Agreement by Seller.

6.11.        Survival.  The warranties set forth in Sections 4 and 5 and the covenants contained in Article 6 of this Agreement shall survive for a period of nine months after the Closing Date.  Any claim that is made before the applicable survival period expires will survive until fully and finally resolved.

6.12.        Matrix Financials.  Set forth on the attached Schedule 6.12 is the unaudited balance sheet of Matrix as of June 30, 2003 (the “Matrix Balance Sheet”).  By executing this Agreement where indicated below, Matrix hereby warrants that, except as set forth on Schedule 6.12, the Matrix Balance Sheet presents a true and fair view of the financial condition of Matrix as of June 30, 2003, and has been prepared in accordance with United States generally accepted accounting principles, consistently applied (“US GAAP”) for Matrix, as a wholly-owned subsidiary. The Matrix Balance Sheet makes substantially full and adequate provision for all obligations, liabilities or commitments, whether fixed or contingent, and doubtful accounts receivable of Matrix to the extent such presentation would be required for the Matrix Balance Sheet to conform to US GAAP with regard to Matrix as a wholly-owned subsidiary.

6.13.        Preparation of Opening Balance Sheet.  By executing this Agreement where indicated below, Matrix covenants that during the thirty (30) day period commencing the Closing Date, Matrix will use its reasonable efforts to assist the Purchaser in establishing an opening balance sheet that conforms to GAAP for the Business as the same will be conducted by the Purchaser from and after the Closing Date.  Notwithstanding the foregoing, Matrix shall not hereby be required to incur any out-of-pocket expenses in connection with performing the covenants set forth in this Section 6.13.

6.14.        Purchase Orders.  The Seller shall use commercially reasonable endeavors to transfer or cause to be transferred the Purchase Orders to Purchaser immediately upon Closing and, if requested by Purchaser, Seller shall advise each customer that submitted any Purchase Order to Seller that: (a) Purchaser shall satisfy the Purchaser Order; (b) Purchaser shall forward the invoice under the Purchase Order; and/or (c) all payments under the Purchase Order should be tendered to Purchaser.  Upon the reasonable request of Purchaser, during the thirty days from and after the Closing Date, Seller shall provide reasonable assistance to Purchaser in connection with the installation of any equipment covered by a Purchase Order.

Further, to the extent Seller receives any amount in payment of a Purchase Order, Seller shall promptly notify Purchaser of such receipt and tender such amount to Purchaser.  In the event that any Purchase Order is cancelled by the customer through no fault of Purchaser, then Purchaser may deduct the amount of such Purchase Order from the Escrow Amount; provided, however, that such deduction shall not constitute a payment in the nature of indemnity and, therefore, shall not be counted with respect to, or otherwise affect, the amount under the Seller Cap (as defined in Section 8.2 below).  However, the total amount of the deduction from the Escrow Amount permitted hereby shall not exceed the Purchase Order Amount.

6.15.        Employees During Transition.  For so long as Lesley Andrews and Denise Rowllings (the “Transition Employees”) are employed by the Purchaser during the Transfer Period, Purchaser shall permit each Transition Employee to provide up to 15 hours of service in each week during the Transfer Period to the Seller for the purpose of enabling the transfer of the Business to Purchaser on behalf of the Seller and enabling the Seller to administer and wind up its affairs after the Closing Date.  The provision of up to 15 hours per week of service during the Transfer Period to Seller as herein provided shall be at no cost to Seller.  However, to the extent that Seller requires more than fifteen hours per week from any Transition Employee during the Transfer Period, Seller shall pay to Purchaser a fee of $100 per hour for each hour of each Transition Employee’s service time.

6.16.        Return of Assets.  During the sixty (60) days from and after the Closing Date, Seller shall use its reasonable efforts to secure the return of the items of Inventory that have been loaned to third parties, and Seller shall assure that each item of Inventory that is in the possession of an affiliate of Seller and not located on the Premises or at Matrix’s United States warehouses will be delivered to either the Premises or to one of Matrix’s warehouses.

6.17.        Covenant to Pay Creditors.  From and after the Closing Date, Seller shall use commercially reasonable efforts to pay its creditors and settle its accounts on a timely basis and to preserve (to the extent Seller then retains influence over such matters) the goodwill associated with the name “BioRobotics”.

6.18.        Distribution Agreements.  Purchaser and Seller acknowledge and agree that Purchaser is not hereby assuming the agreements in the nature of distribution agreements that are part of the Excluded Assets set forth on Schedule 1.16 (“Distribution Agreements”).  It is Seller’s intention to terminate each of the Distribution Agreements immediately as of the Closing Date, with such termination taking effect ninety (90) days after Seller provides such notice.  During the ninety (90) day period after the Closing Date, Purchaser shall supply products, including equipment and parts, relating to the Business to the distributors under the Distribution Agreements upon receipt of purchase orders therefor on substantially the same terms and conditions as applicable under the applicable Distribution Agreement.

7.             CLOSING

7.1.          Closing.  The closing (the “Closing”) of the transactions contemplated in this Agreement is taking place upon execution and delivery of this Agreement and the Attendant Documents.  The Closing shall take place in person or via facsimile and telephonic conference at the offices of Jaffe, Raitt, Heuer & Weiss, Professional Corporation, no later than September 19, 2003 (the “Closing Date”), or at such other location and time as the Parties may mutually agree. The Closing shall be effective as of 12:01 a.m. GMT on the Closing Date.  Facsimile transmission or ..pdf transmission of documents duly executed by a Party at Closing shall constitute exchange and delivery of such documents by such Party at Closing.  Each of this Agreement and any attendant document may be executed in counterparts, with all counterparts constituting one and the same document.

7.2.          Documents to Be Delivered at Closing by Seller.  As of the Closing, Seller shall have properly executed (if necessary) and delivered to Purchaser, or cause to be executed and delivered to Purchaser, the following:

(a)           A Warranty Bill of Sale and Assignment and Assumption Agreement (the (“Bill of Sale”), the form of which is attached to this Agreement as Exhibit E,

(b)           This Agreement;

(c)           The Covenants;

(d)           The Escrow Agreement;

(e)           Intellectual Property Assignments covering the Intellectual Property, in form substantially similar to the assignments set forth on Exhibit F;

(f)            Assignment of Warranty Contracts by Seller’s affiliates (to the extent named thereon) in form substantially similar to the assignment set forth on Exhibit G;

(g)           The Co-Existence Agreement;

(h)           The License Agreement;

(i)            A copy of Seller’s organizational documents issued by Companies House;

(j)            A certificate, executed by an officer of Seller, to the effect that (i) all of the representations, warranties and covenants made by Seller in this Agreement are true and correct; and (ii) all covenants and agreements undertaken to be performed by Seller under this Agreement have been taken or performed.  Attached to such certificate shall be a copy of Seller’s organizational documents, bylaws and a copy of the minutes or resolutions approving the transactions contemplated in this Agreement, and the officer executing such certificate on behalf of Seller shall certify that, as of the Closing Date, such organizational documents, bylaws and minutes or resolutions are true, complete and correct, have not be altered or repealed and are in full force and effect;

(k)           Good and marketable title to all of the Assets free and clear of any and all Liens;

(l)            Written Resolutions of Seller (to be filed by Purchaser at its own cost) authorizing changes of Seller’s names to such new names as do not include the word “BioRobotics” or any name confusingly similar thereto; and

(m)          Such other documents and instruments as are contemplated in this Agreement or as Purchaser or Purchaser’s counsel may reasonably request in order to evidence or consummate the transactions contemplated in this Agreement or to effectuate the purpose or intent of this Agreement.

7.3.          Documents to be Delivered at Closing by Purchaser.  As of the Closing, Purchaser shall have properly executed (if necessary) and delivered to the Seller, or cause to be executed and delivered to the Seller, as the case may be, the following:

(a)           The Cash Payment;

(b)           The Escrow Agreement;

(c)           The Co-Existence Agreement;

(d)           The License Agreement;

(e)           A copy of Purchaser’s organizational documents, issued by the Companies House.  All such documents shall be dated not earlier then ten (10) days prior to the Closing Date;

(f)            A certificate, executed by an officer of Purchaser, to the effect that (i) all of the representations, warranties and covenants made by Purchaser in this Agreement are true and correct; and (ii) all covenants and agreements undertaken to be performed by Purchaser under this Agreement have been taken or performed.  Attached to such certificate shall be a copy of Purchaser’s organizational documents, bylaws and a copy of the minutes or resolutions approving the transactions contemplated in this Agreement, and the officer of Purchaser executing such certificate shall certify that, as of the Closing Date, such organizational documents, bylaws and minutes or resolutions are true, complete and correct, have not be altered or repealed and are in full force and effect; and

(g)           Such other documents and instruments as are contemplated in this Agreement or Seller or its counsel may reasonably request in order to evidence or consummate the transactions contemplated in this Agreement or to effectuate the purpose or intent of this Agreement.

8.             INDEMNIFICATION

8.1.          Indemnification of Purchaser.  Seller and Matrix jointly and severally agree to indemnify, defend and hold harmless Purchaser and its Affiliates, officers, directors, shareholders, managers, members, employees, independent contractors, agents, successors and assigns (collectively, the “Purchaser Parties”) from and against any and all claims, damages, liabilities, losses, costs or expenses caused by, arising out of or relating to:

(a)           any inaccuracy in, or breach of any warranty of Seller contained in this Agreement, any of the Attendant Documents or any schedule to be furnished by Seller to Purchaser pursuant to this Agreement or any of the Attendant Documents;

(b)           any breach or failure of Seller or to perform any covenant or agreement required to be performed by Seller pursuant to this Agreement or any of the Attendant Documents;

(c)           any Excluded Liability;

(d)           any actual defect in any product manufactured by Seller prior to the Closing;

(e)           Each and every cost, claim, liability, expense or demand which relates to or arises out of or in connection with any Employee prior to the Closing Date, or any Employee claim under Regulation 11 of TUPE due to Seller’s failure to comply with Seller’s obligation under Regulation 10 of TUPE, except to the extent such cost, claim, liability, expense or demand relates to the failure of the Purchaser to comply with the Purchaser’s obligations under Regulation 10 of TUPE or any claim by any person not listed on Schedule 4.10 claiming to be an employee of the Purchaser after the Closing Date, which claim is alleged by reason of TUPE and the application of TUPE to the transactions contemplated by this Agreement; and

(f)            any and all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorneys’ and consultants’ fees (collectively, “Related Expenses”), incident to any of the foregoing.

provided, however, that no later than thirty (30) days after learning of the assertion of any claim, demand, suit, action or legal, administrative or other proceeding by any person (other than a Party) or any other governmental body (a “Third Party Claim”) against any of the Purchaser Parties for which any Purchaser Party intends to claim indemnification under this Section 8.1 (each, a “Third Party Claim”), such Purchaser Party shall notify the Seller, Matrix and the parties set forth in Section 9.3 and afford Seller and Matrix the opportunity to join in the defense or settlement thereof at Seller’s or Matrix’s own expense with counsel of their choosing, and such Purchaser Party shall cooperate fully to make available to the Seller and Matrix all pertinent information under its control or in its possession.  Purchaser shall have the right (but not the obligation) to afford to Seller and Matrix the opportunity to assume the defense or settlement of such Third Party Claims at their own expense with counsel of their choosing, provided that Seller and Matrix shall not settle any such claim without the prior written consent of such Purchaser Party, which consent shall not be unreasonably withheld or conditioned.  If any Purchaser Party undertakes the defense (including by failing to afford Seller or Matrix the right to undertake the defense) of any Third Party Claim for which any Purchaser Party may or will seek indemnification hereunder from Seller or Matrix, the Purchaser Party shall use commercially reasonable efforts exercised in good faith to defend against such Third Party Claim and to mitigate any damages suffered by any Purchaser Party with respect to such Third Party Claim.

8.2.          Limitation on Seller/Matrix Indemnification.  Notwithstanding anything to the contrary contained in this Agreement, (i) the rights of Purchaser to indemnification under this Article 8 and under Section 6.6 shall constitute the sole and exclusive remedy of the Purchaser Parties from and after the Closing for any breach by the Seller or Matrix of any provision of this Agreement, and (ii) no claim, including with respect to a Third Party Claim, may be asserted nor any action commenced against either of Seller or Matrix for indemnification under Section 6.6 or Section 8.1 unless written notice describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action is received by the Seller within nine months after the Closing Date.  Any provision of this Agreement to the contrary notwithstanding, the indemnification obligations of the Seller and Matrix pursuant to Sections 6.6 and 8.1 shall not exceed, in the aggregate, one million, three hundred and fifty thousand United States Dollars (US$1,350,000) (the “Seller Cap”); provided, however, that the Seller Cap shall not apply to indemnifications claims made pursuant to either (a) Section 6.14, or (b) Section 8.1(a) relating solely to an inaccuracy in, or a breach of, the warranty of Seller set forth in Section 4.10 concerning Employee Bonuses (such specified claims (“Exempt Claims”), which Exempt Claims may be made by any Purchaser Party without limitation as to amount and without reducing the amount available under the Seller Cap.  Any amounts payable by Seller or Matrix pursuant to Sections 6.6 or 8.1 shall first be deducted from the Escrow Amount pursuant to the Escrow Agreement, and, only once the Escrow Amount is zero, shall the same be payable by Seller or Matrix, as the case may be.  Nothing in this Agreement, including, but not limited to the Seller Cap and the nine-month period in which to bring claims, shall limit the liability of either Matrix or Seller in respect of a proven allegation of fraud, fraudulent misrepresentation or willful misstatement.  Further nothing herein shall limit the right of any Purchaser Party to pursue equitable relief against the Seller or Matrix to enforce Purchaser’s rights under this Agreement, so long as the relief sought is not monetary in nature or reasonably capable of being reduced to monetary damages.

8.3.          Indemnification of Seller.  Purchaser hereby agrees to indemnify, defend and hold harmless Seller and its officers, directors, shareholders, managers, members, employees, independent contractors, agents, successors and assigns (collectively, the “Seller Parties”) from and against any and all claims, damages, liabilities, losses, costs or expenses caused by, arising out of or relating to:

(a)           any inaccuracy or misrepresentation in, or breach of any representation or warranty of Purchaser contained in this Agreement, any of the Attendant Documents or any schedule to be furnished by Purchaser to Seller pursuant to this Agreement or any of the Attendant Documents

(b)           any breach or failure of Purchaser to perform any covenant or agreement required to be performed by it pursuant to this Agreement or any of the Attendant Documents;

(c)           employment by the Purchaser of the Employees or the termination of that employment after the Closing Date (subject always to the deduction from the Purchase Price of the Employee Amount and right of Purchaser as against Seller and/or Matrix with respect to Employee claims under Section 6.6, or Section 8.1 to the Escrow Amount or under this Article 8); and

(d)           any and all Related Expenses incident to any of the foregoing.

8.4.          Indemnification Obligations of Purchaser Limited.  The liability of the Purchaser under Section 8 shall not exceed One Million, Two Hundred and Fifty Thousand United States Dollars (US$1,250,000) (the “Purchaser Cap”); provided, however, that the Purchaser Cap shall not apply to claims based on fraud, willful misconduct or intentional misrepresentations of material fact.  Further, Purchaser shall not be liable to indemnify any Seller Party for any claim unless notice of such claim is provided to Purchaser within nine months after the Closing Date or, solely with respect to a claim asserted under Section 6.2, thirty (30) days after the provision by Purchaser of the report to be provided pursuant to Section 6.2 hereof, if later.

8.5.          Settlement.  Notwithstanding anything contained in this Agreement to the contrary, Purchaser will have the right to settle any claims or actions, the defense of which Seller or Matrix would otherwise be entitled to assume pursuant to the provisions of this Section 8, after first giving Seller and Matrix not less than five (5) days prior written notice of such proposed settlement (the “Settlement Notice”), if it is necessary to settle such actions or claims in order to prevent a material adverse affect on the Business and the proposed settlement is commercially reasonable in light of the circumstances.

9.             MISCELLANEOUS

9.1.          Expenses.  Except as provided in this Section, each Party shall bear the expenses incurred by it in connection with the preparation and negotiation of this Agreement and the Attendant Documents and the consummation of the transactions contemplated in this Agreement, including, without limitation, fees, commissions and expenses payable to brokers, finders, investment bankers, consultants, attorneys, accountants and other professionals.  Seller shall be solely responsible for any fees relating to services provided by Haig Brown.  Purchaser shall be responsible for any and all stamp duties associated with the transactions contemplated by this Agreement and Seller shall be responsible for the cost of any other transfer or similar tax imposed in connection with the transactions contemplated in this Agreement and no such expense or tax paid by Seller shall reduce the Assets to be acquired by Purchaser under this Agreement.

9.2.          Notices.  Any notice, election, demand, request, consent, approval, concurrence or other communication (collectively, a “notice”) given or made under any provision of this Agreement shall be deemed to have been sufficiently given or made for all purposes only if it is in writing and it is:  (i) delivered personally to the party to whom it is directed; (ii) sent by first class mail or overnight express mail, postage and charges prepaid, addressed to the party to whom it is directed, at his, her or its address set forth below; or (iii) telecopied to the party to whom it is directed, at his, her or its address set forth below:

If to Seller: BioRobotics Limited and BioRobotics Group Limited	With a required copy to: Office of General Counsel Apogent Technologies Inc.
c/o Matrix Technologies Corporation	30 Penhallow Street
22 Friars Drive Hudson, New Hampshire 03051 USA Facsimile: (603) 879-9646	Portsmouth, New Hampshire 03801 USA Facsimile: (603) 436-3719

If to Matrix: Matrix Technologies Corporation	With a required copy to: Office of General Counsel Apogent Technologies Inc.
22 Friars Drive	30 Penhallow Street
Hudson, New Hampshire 03051 USA Facsimile: (603) 879-9646	Portsmouth, New Hampshire 03801 USA
Facsimile: (603) 436-3719

If to Purchaser:	With a required copy to:

8 Blackstone Road Huntingdon Cambridgeshire PE29 6EF United Kingdom Attention: Dave Byatt Fax: +44-1480-426767	Jaffe, Raitt, Heuer & Weiss, Professional Corporation One Woodward Avenue, Suite 2400 Detroit, MI 48226 Attention: Peter Sugar Fax: 313-961-8358
Genomic Solutions Inc. 4355 Varsity Drive, Suite E Ann Arbor, Michigan 48108 Attention: Jeff Williams Fax : 734-975-4808

Unless any other provision of this Agreement expressly provides to the contrary, any notice:

(a)           given or made in the manner indicated in clause (i) above shall be deemed to have been given or made on the day on which such notice was actually delivered to an adult residing or employed at the address of the intended recipient, but if such day was not a business day, such notice shall be deemed to have been given or made on the first business day following such day;

(b)           given or made in the manner indicated in clause (ii) above shall be deemed to have been given or made on the third (3rd) business day after the day on which it was deposited in a regularly maintained receptacle for the deposit of the United States’ mail, or in the case of overnight express mail, on the business day immediately following the day on which it was deposited in a regularly maintained receptacle for the deposit of overnight express mail, provided that the notice is subsequently delivered to the designated address in the ordinary course of Business; and

(c)           given or made in the manner indicated in clause (iii) above shall be deemed to have been given or made on receipt by the transmitting party of printed confirmation that the transmission was received, provided that if the transmission occurs after 4:30 p.m. US - EST (or EDT, if applicable) or on a non-business day, the notice shall be deemed to have been given or made on the first business day to follow such transmission.

Notwithstanding the immediately preceding sentence, if the intended recipient actually receives a notice before the date on which such notice is deemed to have been given or made, as specified above, the date of actual receipt shall be the date on which such notice is deemed to have been given or made for the purposes of this Agreement.

9.3.          Headings.  The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

9.4.          Construction and Governing Law.  All controversies or claims of whatever nature arising out of or relating in any manner whatsoever to this Agreement or any of the documents referred to in this Agreement, including but not limited to a controversy or claim involving the validity, enforceability, interpretation or construction of this Agreement or any of the documents referred to in this Agreement, shall be governed by and construed in all respects in accordance with English law and the Parties submit to the nonexclusive jurisdiction of the English courts in connection with any dispute arising under this Agreement. The Parties agree that the provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply whatsoever, and is hereby expressly excluded.

9.5.          Third Party Rights.  The parties acknowledge that the Contract (Rights of Third Parties) Act 1999 shall apply to this Agreement and save as set out hereunder, a person who is not a party to this Agreement shall have no rights under the said Act to rely upon or enforce any term of this Agreement except that the Parties hereby acknowledge that Purchaser has entered into this Agreement with the intention of conferring a benefit on Genomic Solutions, Inc (“GSI”), and therefore GSI shall have the right to the conduct of all claims belonging to Purchaser and to enforce the obligations of Seller and Matrix under this Agreement as if GSI were a “Party” to this Agreement.

9.6.          Right of Offset.  Any amounts due from any Party to another Party under this Agreement or otherwise may, at the option of Party to whom such amount is due, be set off against any amounts due from the other Party under this Agreement or otherwise.

9.7.          No Assignment; Benefit.  No Party may assign its rights and obligations under this Agreement without the prior written consent of the other Parties; provided that Purchaser may assign this Agreement and all of its rights under it to any Person substantially owned or controlled by Purchaser or those Persons who own or control Purchaser, in which event the assigned portion of Purchaser’s rights will inure to the benefit of such assignee, and the obligations, warranties and representations of Purchaser will be deemed to be the obligations, warranties and representations of Purchaser and Purchaser’s assignee in relation to their respective interests, but such assignment will not relieve Purchaser of its obligations under this Agreement.  Further, Seller may assign this Agreement to any Affiliate of Seller so long as the net worth of such Affiliate (total assets minus total liabilities calculated as of the date of assignment) equals or exceeds the net worth of Seller (total assets minus total liabilities calculated as of the date of assignment) and so long as Purchaser consents in writing to such assignment, which consent shall not be unreasonably withheld or delayed.  This Agreement shall be binding on and inure to the benefit of the Parties and their respective estates, heirs, personal representatives, successors and permitted assigns.

9.8.          Entire Agreement.  This Agreement, including the Exhibits and the Schedules attached or to be attached to it, is and shall be deemed to be the complete and final expression of the agreement between the Parties as to the matters contained in and related to this Agreement and supersedes any previous agreements between the Parties pertaining to such matters.

9.9.          Tax Matters.

(a)           Seller shall be responsible for all taxes relating to the operation of the Business for all periods ending on or before the Closing Date.

(b)           Purchaser shall be responsible for all taxes relating to the operation of the Business for all periods ending after the Closing Date.

(c)           Purchaser shall pay all stamp duties, if any, imposed in connection with the transactions contemplated in this Agreement.

9.10.        Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.  Photostatic or facsimile reproductions of this Agreement may be made and relied upon to the same extent as originals.

9.11.        Waiver.  The waiver by any Party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent or similar breach.

9.12.        Amendment.  This Agreement may only be amended by written agreement executed by all of the Parties.

9.13.        Brokerage or Finder’s Fee.  Any and all brokerage fees due and payable to any broker, finder, agent or similar intermediary in connection with this Agreement or the transactions contemplated hereby shall be borne by the Party responsible for retaining, or claimed to be responsible for retaining, such broker, finder, agent or similar intermediary.

9.14.        Further Assurances.  From time to time after the Closing Date, at the request of either Party and without further consideration, the requested Party shall execute and deliver or cause to be executed and delivered such further instruments of conveyance, assignment and transfer and shall take such other action as may be reasonably requested in order more effectively to convey, transfer, reduce to possession or record title to any of the Assets purchased pursuant to this Agreement.  Each Party shall cooperate on or after the Closing Date by furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes involving Purchaser or Seller and which are based on contracts, leases, arrangements or acts of Seller which were in effect or occurred on or prior to the Closing Date.

9.15.        Confidentiality.  The Parties agree to keep in strict confidence the fact of and the content of the negotiations and the agreements concerning the transactions contemplated in this Agreement until such time as the Parties agree on a joint public announcement or consent, in writing, to the other Party’s proposed public announcement, which consent shall not be unreasonably withheld, except if in the sole opinion of Purchaser’s counsel, disclosure is required to comply with applicable securities laws.

9.16.        Severability.  If any provision of this Agreement or any agreement or instrument executed in connection with this Agreement is determined to be invalid, illegal or unenforceable, such provision shall be enforced to the fullest extent permitted by applicable law, and the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired.

9.17.        Value Added Tax.  The parties hereto intend that Regulation 5 of the VAT (Special Provisions) Order 1995 and (so far as applicable to the circumstances of the case) Section 49(1) of VATA shall apply to the transfer of all property and assets hereunder so that the sale of the Assets is regarded as neither a supply of goods nor a supply of services under the provisions of Regulation 5 aforesaid.

(a)           Seller and Purchaser shall give such notice of such transfer to H.M.  Customs and Excise as is required by law.

(b)           Seller shall within 28 days of the Closing Date cause to be delivered to or made available for collection by Purchaser the VAT records (and shall not request H.M.  Customs and Excise for such records to be taken out of  Purchaser’s custody) and Purchaser hereby undertakes to preserve such records (securely and so far as reasonably possible in the condition they are now in) for so long as may be required by law Provided that Seller or its advisers shall have the right of access to such records at all reasonable times for a period of 6 years from the Closing Date.

(c)           Each of Seller and Purchaser shall use all reasonable endeavors to ensure the sale of the Assets hereunder is treated neither as a supply of goods nor a supply of services for the purposes of VAT.

(d)           If notwithstanding the provisions referred to above VAT shall subsequently be assessed on Seller by H.M. Customs & Excise as a result of the sale of the Assets pursuant to this Agreement Purchaser shall on receipt of a valid VAT invoice immediately pay to Seller such amount of VAT as is so assessed and shall fully and effectually indemnify Seller on demand from and against any VAT which may be chargeable on the sale of the Assets or any of them together with any penalty or interest incurred by Seller for late payment thereof (including without prejudice to the generality of the foregoing interest and penalties incurred under any of the provisions of the Finance Act 1985) and all or any actions, proceedings, costs, claims, demands and expenses in respect of the same without set-off, counter-claim or any other deduction of any nature.  Notwithstanding anything in this Agreement to the contrary, if VAT shall be assessed against the Seller by H.M. Customs & Excise or other authority having jurisdiction in connection with the transfers of the Assets and the Business effected hereby, the Purchaser shall have no obligation to pay anything in excess of the Purchase Price to Seller in respect of such assessment.  However, if Purchaser has the right to claim a refund of any VAT paid by Seller in respect of the transfers contemplated by this Agreement, then Purchaser shall promptly make application for such refund upon receipt of a request from Seller, shall use its commercially reasonable endeavors to secure such refund, and shall tender to Seller in cash (in either US dollars or English pounds, at the Seller’s election) the full amount of the refund so received (regardless of whether Purchaser’s receipt is in the form of cash or credit) within thirty (30) days after such receipt.  The provisions of this Section 9.17(d) shall survive termination of this Agreement indefinitely.

(e)           Each of Purchaser and Seller hereby confirms that it is registered for the purpose of VAT.

9.18.        Certificate for Value.  IT IS HEREBY CERTIFIED that this transaction does not form part of a larger transaction or series of transactions in respect of which the amount or value or the aggregate amount or value of the consideration involved exceeds £60,000 (sixty thousand pounds).

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IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be executed as of September 19, 2003.

“PURCHASER”:

GENOMIC SOLUTIONS ACQUISITIONS LIMITED,
a corporation formed under the laws of England and Wales

By:	/s/ Jeffrey S. Williams
Jeffrey S. Williams
Its:	President

“SELLER”:

BIOROBOTICS LIMITED,
a corporation formed under the laws of England and Wales

By:	/s/ Michael K. Bresson
Michael K. Bresson
Its:	Director

BIOROBOTICS GROUP LIMITED,
a corporation formed under the laws of England and Wales

By:	/s/ Michael K. Bresson
Michael K. Bresson
Its:	Director

For purposes of Sections 6.6, 6.12, 6.13 and Article 8:
MATRIX TECHNOLOGIES CORPORATION,
a Delaware corporation

By:	/s/ John Stowell
John Stowell
Its:	Executive Vice President

LIST OF SCHEDULES

1.2(a)	Furniture, Fixtures, Other Fixed Assets, Equipment, Machinery and Vehicles
1.2(c)	Intellectual Property
1.2(e)	Assumed Contracts
1.2(f)	Licenses and Permits
1.2(h)	Third Party Warranties
1.2(j)	Prepaid Trade Show Expenses
1.16	Other Excluded Assets
1.17	Excluded Intellectual Property
1.18	Other Excluded Liabilities
1.19	Installed Base
1.29	Purchase Orders
1.41	Warranty Calculation
3.2	Purchaser’s Payment Instructions
4.2	Assets not located at Premises
4.3	Intellectual Property Exceptions
4.4	Contracts
4.6(a)	Liens
4.6(b)	Permitted Liens
4.7	Condition of Assets
4.8	Litigation
4.9	Compliance with Applicable Laws and Regulations
4.10	Employees
4.11	Financial Statements
4.14	Consents, Approvals and Authorizations
4.15	Insurance
4.16	Conduct of Business
4.17	Condition of Inventory
6.12	Matrix Financials

LIST OF EXHIBITS

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Co -Existence Agreement
Exhibit C	License Agreement
Exhibit D	Form of Covenant not to Compete
Exhibit E	Form of Warranty Bill of Sale
Exhibit F	Assignments of Intellectual Property
Exhibit G	Assignment of Warranty Contracts
Exhibit 4.4	Form of Warranty Covenant
Exhibit 4.10	Bonus Scheme